Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:

Daniel Greenberg, Chairman and CEO	Roger Pondel/Laurie Berman
Electro Rent Corporation	PondelWilkinson Inc.
818-786-2525	310-279-5980
investor@pondel.com

ELECTRO RENT REPORTS IMPROVED REVENUES AND NET INCOME
FOR FISCAL 2012 FIRST QUARTER

EMT Acquisition Strengthens Equipment Portfolio and Provides $3.2 Million One-Time Gain

VAN NUYS, Calif. – October 5, 2011 – Electro Rent Corporation (NASDAQ:ELRC) today reported financial results for the first quarter of fiscal 2012 ended August 31, 2011, including a 15.4% improvement in total revenues and a 62.9% increase in net income, including the effects of a one-time acquisition-related gain.

Total revenues for the fiscal 2012 first quarter rose to $58.7 million from $50.8 million for the fiscal 2011 first quarter.  Sales of equipment and other revenues grew 24.0% to $27.3 million for the first quarter of fiscal 2012 from $22.0 million for the same quarter last year, driven mostly by sales of new equipment through the company’s resale agreement with Agilent, partially offset by a reduction in sales of used equipment.  Rental and lease revenues increased 8.8% to $31.3 million from $28.8 million for the fiscal 2011 first quarter primarily as the result of increased test and measurement rental activity and rates in North America and Europe and an expanded customer base, partially offset by a decline in leasing demand, principally in the company’s data products business.

Net income for the first quarter of fiscal 2012 improved substantially to $8.5 million, or $0.35 per diluted share, up from $5.2 million, or $0.22 per diluted share, for last year’s first fiscal quarter.  Net income included a one-time gain associated with an acquisition of $3.2 million, or $0.13 per diluted share, and $0.2 million, or $0.01 per diluted share, in the first quarter of fiscal 2012 and 2011, respectively.

“Electro Rent’s business continued to improve during the quarter as well as in the month of September.  We generated a significant increase in equipment on rent while maintaining a high utilization rate, particularly in North America and Europe.  Revenues from foreign locations grew more than 50 percent from the same period last year,” said Daniel Greenberg, Chairman and CEO of Electro Rent.  “Recent acquisitions made possible by our strong balance sheet have helped us cultivate the largest, most in-demand equipment inventory available, giving Electro Rent a solid competitive advantage as companies throughout the world encounter challenges gaining access to capital.”

SG&A expenses amounted to $15.9 million for the fiscal 2012 first quarter compared with $13.6 million last year, mostly reflecting the addition of staff in connection with the company’s Agilent resale agreement and in support of the company’s revenue growth.  SG&A as a percentage of total revenues increased to 27.1% for the fiscal 2012 first quarter from 26.7% in last year’s fiscal first quarter.  Total operating expenses were $50.0 million for the first quarter of fiscal 2012, compared with $42.4 million in last year’s fiscal first quarter.

Operating profit grew 2.9% for the fiscal 2012 first quarter to $8.6 million, or 14.7% of total revenues, from $8.4 million, or 16.5% of total revenues, last year, reflecting the company’s significant investment in broadening and strengthening its sales organization to better focus on future growth opportunities.

On August 24, 2011, to strengthen its test and measurement business, the company acquired the assets and assumed certain liabilities of Equipment Management Technology, Inc. (EMT).  In the fiscal 2012 first quarter,  Electro Rent recorded a bargain purchase gain of $3.2 million, net of deferred taxes of $2.1 million, because the acquisition price was less than the net fair value of the assets acquired and liabilities assumed.  EMT’s operations were completely integrated following the acquisition date and were immediately accretive to earnings.

Interest income totaled $99,000 for the fiscal 2012 first quarter, compared with $118,000 for last year’s fiscal first quarter, reflecting a lower cash balance and a decline in sales-type leases in the fiscal 2012 period.

The company’s effective tax rate for the fiscal 2012 first quarter was 28.6%, versus 39.6% for the same quarter last year.  The decrease primarily related to the gain from Electro Rent’s purchase of EMT, which was recorded net of deferred taxes.

Rental equipment purchases for the first quarter of fiscal 2012 were $24.6 million, excluding equipment acquired from EMT.  Rental equipment purchases for the first quarter of fiscal 2011 were $24.9 million.  The book value of Electro Rent's equipment grew to $220.5 million at August 31, 2011, from $195.6 million at May 31, 2011.

As of August 31, 2011, Electro Rent had a sales order backlog of $14.6 million, versus $12.3 million last year.  The majority of the backlog is expected to be delivered to customers within the next six months.

Electro Rent paid dividends of $4.8 million for the fiscal 2012 first quarter.  On an annualized basis, the company’s current quarterly dividend of $0.20 per common share represents a 6.1% yield on the October 3, 2011 closing price of $13.08.

Total shareholders' equity at August 31, 2011 increased to $244.4 million, or $10.19 per share, from $240.4 million, or $10.02 per share, at May 31, 2011.

Electro Rent had $23.5 million in cash and cash equivalents at August 31, 2011, compared with $41.4 million at the end of fiscal 2011.  The decrease related primarily to the company’s EMT acquisition for $10.7 million, equipment purchases and dividend payments.  Electro Rent’s balance sheet remains debt free.  Since the beginning of fiscal 2009, the company has returned $71.8 million in cash to shareholders and has invested $35.4 million in cash for the successful acquisitions of Telogy LLC and EMT.

“The uncertain times and economic environment under which we and our customers are operating necessitate a high level of discipline, resourcefulness, and increased attention to capital requirements,” said Greenberg.  “Electro Rent’s ability to anticipate customers’ needs, take appropriate risks to purchase necessary equipment in the quantities required, and deliver on time is helping us strengthen our reputation as the capital equipment partner of choice.”

About Electro Rent
Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

"Safe Harbor" Statement:
Except for the historical statements and discussions in this press release, the company’s statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934.  These forward-looking statements, which include, but are not limited to, whether Electro Rent has a solid competitive advantage, expectations regarding delivery of Electro Rent’s sales order backlog and whether Electro Rent can strengthen its reputation as the capital equipment partner of choice, reflect Electro Rent’s management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements.  When used, the words "expect," "will," "helping," and other similar expressions identify forward-looking statements.  These forward-looking statements are subject to certain risks and uncertainties.  The company believes its management's assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true.  Accordingly, Electro Rent’s actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material.  Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and in its other filings with the Securities and Exchange Commission.  Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct.  Electro Rent undertakes no obligation to update or revise any forward-looking statements.

(Financial tables follow)

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (in thousands, except per share data)

	Three Months Ended
	August 31,
	2011	2010

Revenues:
Rentals and leases	$31,309	$28,787
Sales of equipment and other revenues	27,341	22,038

Total revenues	58,650	50,825

Operating expenses:
Depreciation of rental and lease equipment	12,527	11,656
Costs of revenues other than depreciation of rental and lease equipment	21,610	17,222
Selling, general and administrative expenses	15,893	13,568

Total operating expenses	50,030	42,446

Operating profit	8,620	8,379

Gain on bargain purchase, net of deferred taxes of $2,092 and $107	3,194	153

Interest income, net	99	118

Income before income taxes	11,913	8,650

Income tax provision	3,408	3,429

Net income	$8,505	$5,221

Earnings per share:
Basic	$0.35	$0.22
Diluted	$0.35	$0.22

Shares used in per share calculation:
Basic	23,981	23,964
Diluted	24,132	24,047

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (in thousands, except share numbers)

	August 31,	May 31,
	2011	2011
ASSETS

Cash and cash equivalents	$23,492	$41,441
Accounts receivable, net of allowance for doubtful accounts of $514 and $602	32,530	30,616
Rental and lease equipment, net of accumulated depreciation of $187,526 and $191,160	220,535	195,632
Other property, net of accumulated depreciation and amortization of $17,061 and $16,825	13,956	14,127
Goodwill	3,109	3,109
Intangibles, net of amortization of $1,180 and $1,151	1,185	1,214
Other	17,711	19,788
	$312,518	$305,927

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts payable	$6,817	$8,237
Accrued expenses	9,014	10,437
Deferred revenue	6,791	5,874
Deferred tax liability	45,480	41,004
Total liabilities	68,102	65,552

Commitments and contingencies

Shareholders' equity:
Preferred stock, $1 par - shares authorized 1,000,000, none issued or outstanding
Common stock, no par - shares authorized 40,000,000; issued and outstanding August 31, 2011 - 23,980,581; May 31, 2011 - 23,980,581	35,105	34,742
Retained earnings	209,311	205,633
Total shareholders' equity	244,416	240,375
	$312,518	$305,927